Exhibit H-1



             Form of Notice of Proposed Transactions

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-      )

Filings Under the Public Utility Holding Company Act of 1935

("Act")

           , 1995

          Notice is hereby given that the following filings(s)

has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder.  All interested persons are referred to the application(s) and/or declarations(s) for complete statements of the proposed transactions(s) summarized below.  The application(s) and/or declaration(s) and any

amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

          Interested persons wishing to comment or request a

hearing on the application(s) and/or declarations(s) should

submit their views in writing by        , 1995 to the Secretary,

Securities and Exchange Commission, Washington, D.C. 20549, and

serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below.  Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request.  Any request for hearing shall identify specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if

ordered, and will receive a copy of any notice or order issued in the matter.  After said date, the application(s) and/or

declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

          NOTICE OF PROPOSAL TO ISSUE AND SELL (i) UP TO $900

MILLION AGGREGATE PRINCIPAL AMOUNT OF THE COMPANY'S FIRST

MORTGAGE BONDS ("BONDS"), INCLUDING BONDS OF THE MEDIUM-TERM NOTE

SERIES ("MTNS"), AND/OR DEBENTURES ("DEBENTURES"), (ii) UP TO

$400 MILLION AGGREGATE STATED AMOUNT OF THE COMPANY'S PREFERRED

STOCK, CUMULATIVE, $100 PAR VALUE AND/OR PREFERRED STOCK,

CUMULATIVE, WITHOUT PAR VALUE, ("PREFERRED"), PREFERENCE STOCK,

WITHOUT PAR VALUE ("PREFERENCE"), AND/OR PREFERRED SECURITIES OF

A SPECIAL PURPOSE PARTNERSHIP OR TRUST CREATED BY THE COMPANY

("ENTITY INTERESTS"); AND (iii) UP TO $250 MILLION AGGREGATE

PRINCIPAL AMOUNT OF TAX-EXEMPT POLLUTION CONTROL BONDS ("TAX-

EXEMPT BONDS") OF GOVERNMENTAL AUTHORITIES ISSUED FOR THE BENEFIT

OF THE COMPANY AND WHICH MAY BE SECURED OR SUPPORTED BY DEBT

SECURITIES OF THE COMPANY AND/OR BANK LETTERS OF CREDIT AND/OR

INSURANCE ARRANGED FOR BY THE COMPANY, AND TO ACQUIRE BY

REDEMPTION, PURCHASE OR OTHERWISE OUTSTANDING SECURITIES ISSUED

BY OR FOR THE BENEFIT OF THE COMPANY.

Gulf States Utilities Company (70-        )

          Gulf States Utilities Company ("GSU"), 350 Pine Street,

Beaumont, Texas 77701, an electric utility subsidiary of Entergy

Corporation, a registered holding company, has filed an

application-declaration pursuant to Sections 6(a), 7, 9(a), 10 and 12(d) of the Act and Rules 23, 24, 42, and 44 thereunder.

          GSU proposes to issue and sell not more than

$900,000,000 aggregate principal amount of one or more new series of its first mortgage bonds ("Bonds") and/or one or more new sub-

series of the medium term note series of its first mortgage bonds

("MTNs") and/or one or more series of its debentures

("Debentures") from time to time through December 31, 2000.  The

Bonds would be issued under GSU's Indenture of Mortgage, dated as of September 1, 1926 and be secured pari passu with GSU's other first mortgage bonds. The medium term note series of first

mortgage bonds was created in the Fifty-seventh Supplemental

Indenture to GSU's mortgage and is secured pari passu with other first mortgage bonds issued thereunder.  Debentures may be

secured or unsecured.  Each series of Bonds, sub-series of MTNs and/or series of Debentures will be sold at such price, will bear interest at such rate or rates and will mature on such date (not more than 40 years from the first day of the month of issuance)

and have such other terms as will be determined at the time of sale.  No series of Bonds, MTNs or Debentures will be sold if the interest rate thereon would exceed the lower of 15% or those rates generally obtainable at the time of pricing for sales of comparable securities having the same maturity, issued by

companies of comparable credit quality and having similar terms,

conditions and features.  The price, exclusive of accrued

interest, to be paid for each series of Bonds, MTNs and/or

Debentures will be within a range of 95% to 105% of the principal amount of such series or sub-series.  GSU requests an exception from the Commission's Statement of Policy Regarding First

Mortgage Bonds (HCAR No. 13105, February 16, 1956, as modified by

HCAR No. 16369, May 8, 1969) ("Bond SOP") to the extent that the provisions (or lack thereof) with respect to any series of Bonds,

sub-series of MTNs and/or Debentures deviate from the Bond SOP.

          GSU further proposes to issue and sell, from time to

time through December 31, 2000, one or more new series of its preferred stock, cumulative, $100 par value, its preferred stock,

cumulative, without par value (collectively, "Preferred") and/or its preference stock, without par value, ("Preference").  The total aggregate par or stated value of shares of the Preferred,

Preference, and Entity Interests may not exceed $400,000,000.

The price, exclusive of accumulated dividends, and the dividend rate for each series of Preferred, and/or Entity Interests will be determined at the time of sale.  The price to be paid for any series of Preferred, Preference to be sold will be not less than par or stated value and not more than 102.75% or 103% thereof per share, respectively, plus accumulated dividends, if any.  The price to be paid for any series of Entity Interests will be

within a range of from 95% to 105% of the stated value thereof.

No series of Preferred, Preference or Entity Interests would be sold if the dividend rate thereon would exceed 15%.  GSU requests an exception from the Commission's Statement of Policy Regarding

Preferred Stock (HCAR No. 13106, February 16, 1956, as modified by HCAR No. 16758, June 22, 1970) ("Stock SOP") to the extent that the redemption provisions of any series of Preferred,

Preference or Entity Interest deviate from the Stock SOP.

Depending upon market conditions, GSU may sell one or more series of Preferred having a par value of $100 to underwriters for

deposit with a bank or trust company ("Depositary").  The

underwriters would then receive from the Depositary and deliver to the repurchasers in the subsequent public offering shares of depositary preferred stock ("Depositary Preferred"), each

representing a stated fraction of a share of the new series of

Preferred.  Depositary Preferred would be evidenced by depositary receipts.  Each owner of Depositary Preferred would be entitled proportionally to all the rights and preferences of the series of

Preferred (including dividend, redemption and voting rights).  A holder of Depositary Preferred will be entitled to surrender

Depositary Preferred to the Depositary and receive the number of whole shares of Preferred represented thereby.  A holder of

Preferred will be entitled to surrender shares of Preferred to the Depositary and receive a proportional amount of Depositary

Preferred.

          GSU may issue one or more series of subordinated

debentures ("Entity Subordinate Debentures") to the issuer of the

Entity Interests (the "Issuing Entity").  The aggregate principal amount of the Entity Subordinated Debentures is not included in the aggregate amount of Bonds, MTNs and Debentures or the

aggregate par or stated amount of Preferred, Preference and

Entity Interests referred to above, but would not exceed the aggregate stated amount of the Entity Interests to which such

Entity Subordinated Debentures relate.

          GSU also states that certain terms applicable to the

Bonds, MTNs Debentures, Preferred and Preference contained in

GSU's existing mortgage, debenture indenture and charter deviate from the Bond SOP and Stock SOP, and requests authorization of such deviations.  GSU states that it does not believe those

deviations are material.

          GSU proposes to use the net proceeds derived from the

issuance and sale of Bonds, MTNs, Debentures, Entity Interests

Preferred and/or Preference for general corporate purposes,

including, but not limited to, the repayment of outstanding

securities when due and/or the possible redemption, acquisition or refunding of certain outstanding securities prior to their stated maturity or due date.

          GSU states that it may sell the Bonds, MTNs,

Debentures, Entity Interests, Preferred and/or Preference

pursuant to competitive bidding, or, in the event that GSU

determines that it would be advantageous, by a negotiated public offering or private placement thereof and/or a sale in the case of MTNs by means of agency arrangements, or by direct placement with purchasers.

          GSU also proposes to enter into arrangements for the

issuance and sale of tax-exempt bonds ("Tax-Exempt Bonds") and in connection therewith, GSU proposes, from time to time through

December 31, 2000, to enter into one or more arrangements and/or supplements thereto (each a "Facilities Agreement"), pursuant to which one or more governmental authorities ("Issuers") may issue one or more series of Tax-Exempt Bonds under one or more

indentures ("Indenture") in an aggregate principal amount not to exceed $250,000,000.  The net proceeds from the sale of Tax-

Exempt Bonds will be used to finance or refund existing tax-

exempt securities issued to finance certain facilities including but not limited to sewage and/or solid waste disposal or

pollution control facilities

          The price to be paid to the Issuer(s) for each series

of Tax-Exempt Bonds and the interest rate, maturity and other applicable thereto will be determined at the time of sale. No series of Tax-Exempt Bonds would be sold if the fixed interest rate or initial adjustable interest rate thereon would exceed

13%, or if subsequent interest rates for adjustable interest rate

Tax-Exempt Bonds would exceed 13%.  The Tax-Exempt Bonds will mature not earlier than one year nor later than 40 years from the date of issuance.  Each series may be subject to redemption

and/or sinking fund provisions.

          GSU may arrange for one or more irrevocable letter(s)

of credit from a bank, in favor of the trustee for one or more series of Tax-Exempt Bonds.  GSU would enter into a letter of credit and reimbursement agreement ("Reimbursement Agreement")

with the bank under which GSU would agree to reimburse the bank for amounts drawn under the letter of credit and to pay certain fees, including up-front fees.

          In addition, or as an alternative to a letter of

credit, GSU may (1) provide an insurance policy for one or more series of Tax-Exempt Bonds, and/or (2) obtain authentication of one or more new series of its First Mortgage Bonds, MTNs or

Debentures ("Collateral Bonds") to be issued under GSU's mortgage and delivered to the trustee or the bank to evidence and support

GSU's obligations under the Equipment Lease or the Reimbursement

Agreement.  The terms of the Collateral Bonds will correspond to the terms of the related Tax-Exempt Bonds.  The maximum amount of the Collateral Bonds would be $275,000,000, and the Collateral

Bonds would be included in the $900 million aggregate limitation on the Bonds, MTNs and/or Debentures specified above.

          GSU proposes to use the proceeds from the sale of the

Bonds, MTNs, Debentures, Preferred, Preference and/or Tax-Exempt

Bonds, together with other available funds to acquire, through tender offers or otherwise, at any time, or from time to time,

through December 31, 2000, in whole or in part, prior to their respective maturities, certain of its outstanding securities including but not limited to (1) one or more series of GSU's outstanding First Mortgage Bonds or sub-series of MTNs, (2) one or more series of GSU's outstanding Preferred Stock, (3) one or more series of outstanding tax-exempt bonds heretofore issued for the benefit of GSU, (4) GSU's outstanding series of Debentures,

and/or (5) GSU's outstanding series of Preference Stock.

          GSU states that it shall not use the proceeds from the

sale of Bonds, MTNs, Debentures, Entity Interests, Preferred

Preference and/or Tax-Exempt Bonds to enter into refinancing transactions unless:  (1) the estimated present value savings derived from the net difference between interest or dividend payments on a new issue of comparable securities and those

securities refunded is, on an after-tax basis, greater than the present value of all repurchasing, redemption, tendering and issuing costs, assuming an appropriate discount rate, determined on the basis of the then estimated after-tax cost of capital of

GSU; or (2) GSU shall have notified the Commission of the

proposed refinancing transaction (including the terms thereof)

and obtained appropriate authorization to consummate the

transaction.

          For the Commission, by the Division of Investment

Management, pursuant to delegated authority.





                                        Jonathan G. Katz
                                        Secretary